EMERGING MARKETS GROWTH FUND, INC.

ARTICLES OF AMENDMENT

Emerging Markets Growth Fund, Inc. a Maryland corporation, having its principal office in Baltimore, Maryland (which is hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Charter of the Corporation is hereby amended as follows:

(a)        Article II of the Charter is amended in its entirety to read as follows:

The name of the Corporation is:

Emerging Markets Equities Fund, Inc.

SECOND: The amendment does not increase the authorized stock of the Corporation.

THIRD: The foregoing amendment to the Charter of the Corporation has been approved by the Board of Directors, without a stockholder vote, in accordance with Section 2-605 of the Maryland General Corporation Law.

IN WITNESS WHEREOF, Emerging Markets Equities Fund, Inc. has caused those present to be signed in its name and on its behalf on February 26, 2025.

WITNESS:	Emerging Markets Equities Fund, Inc.

/s/ Jennifer L. Butler	/s/ Arthur Caye
Jennifer L. Butler	Arthur Caye
Secretary	President

The undersigned, President of Emerging Markets Equities Fund, Inc. who executed on behalf of said Corporation the foregoing Articles Supplementary of which this certificate is made a part, acknowledges in the name and on behalf of the Corporation the foregoing Articles of Amendment to be the corporate act of the Corporation and certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

Arthur Caye
Arthur Caye
President